Exhibit 99.3

Warner Chilcott

Equity Incentive Plan

Warner Chilcott

Equity Incentive Plan

SECTION 1. Purpose.

The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to persons who provide services to the Company and its Subsidiaries, and to promote the success of the Company’s business. Unless the context otherwise requires, capitalized terms used herein are defined in Section 17.

SECTION 2. Administration.

(a) Authority of the Board. The Plan shall be administered by the Board. The Board shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration and operation of the Plan, subject to the terms and conditions of the Plan, including, without limitation, the right to construe and interpret the provisions of the Plan or any Award, to provide for any omission in the Plan, to resolve any ambiguity or conflict under the Plan or any Award, to accelerate vesting of or otherwise waive any requirements applicable to any Award, to extend the term or any period of exercisability of any Award, to modify the purchase price or exercise price under any Award, to establish terms or conditions applicable to any Award and to review any decisions or actions made or taken by the Board. All decisions, interpretations and other actions of the Board shall be final and binding on all participants and other persons deriving their rights from a participant. Notwithstanding anything to the contrary herein, no action taken by the Board shall adversely affect in any material respect the rights granted to any participant under any outstanding Award without the participant’s written consent. Notwithstanding anything to the contrary herein, the Board may, at its discretion, delegate its authorities under the Plan to any officer of the Company and may subject such delegation to such limits or parameters as it may determine and may revoke such delegation at will.

SECTION 3. Eligibility.

The Board is authorized to grant Awards to employees, directors and consultants of the Company or any Subsidiary of the Company. Employees who have been granted Awards shall be participants in the Plan with respect to such Awards.

SECTION 4. Shares Subject to Plan.

(a) Basic Limitation. Subject to the following provisions of this Section and Section 14, the maximum number of ordinary shares that may be issued pursuant to Awards under the Plan is 24,170,880 ordinary shares. Ordinary shares may only be authorized but unissued ordinary shares and, unless permitted under New York or other applicable law, may not be treasury ordinary shares. Notwithstanding the foregoing and subject to the provisions of Section 14 of the Plan, under the Plan no Person may be granted in any calendar year Options, Stock Appreciation Rights or Performance Awards denominated in ordinary shares that, in the case of each type of Award, relate to more than two million ordinary shares or, with respect to any Performance Award denominated in cash or valued with reference to property other than ordinary shares, allow for a payment in excess of $5,000,000.

(b) Additional ordinary shares. In the event that any outstanding Award expires, is cancelled or otherwise terminated, any rights to acquire ordinary shares allocable to the unexercised or unvested portion of such Award shall again be available for the purposes of the Plan. In the event that ordinary shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, such ordinary shares shall again be available for the purposes of the Plan.

SECTION 5. Awards.

(a) Types of Awards. The Board may, in its sole discretion, make Awards of one or more of the following: Options, Share Appreciation Rights, Share Awards, Share Units, Performance Awards and Dividend Equivalent Rights. The Company shall make Awards directly or cause one or more of its Subsidiaries to make Awards; provided, however, that the Company shall be responsible for causing any such Subsidiary to comply with the terms of any Award and the Plan.

(b) Award Agreements. Each Award made under the Plan shall be evidenced by a written agreement, and no Award shall be valid without any such agreement. An Award shall be subject to all applicable terms and conditions of the Plan and to any other terms and conditions which the Board in its sole discretion deems appropriate for inclusion in the Award agreement provided such terms and conditions are not inconsistent with the Plan. Accordingly, in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail. Prior to an Initial Public Offering, awards made to California participants shall also be subject to the applicable requirements set forth in Appendix I. Each agreement evidencing an Award shall provide, in addition to any terms and conditions required to be provided in such agreement pursuant to any other provision of this Plan, the following terms:

(i) Number of ordinary shares. The number of ordinary shares subject to the Award, if any, which number shall be subject to adjustment in accordance with Section 14 of the Plan.

(ii) Price. Where applicable, each agreement shall designate the price, if any, to acquire any ordinary shares underlying the Award, which price shall be payable in a form described in Section 12 and subject to adjustment pursuant to Section 14.

(iii) Vesting. Each Award agreement shall specify the dates and events on which all or any installment of the Award shall be vested and non-forfeitable. Notwithstanding the foregoing, upon a Change in Control any unvested Awards which are subject to a time-based vesting schedule shall be fully vested and non-forfeitable. Awards which are subject to a performance-based vesting schedule shall not be affected by a Change in Control, i.e. such awards shall not vest automatically upon a Change in Control.

(c) No Rights as a Shareholder. A participant, or a transferee of a participant, shall have no rights as a shareholder with respect to any ordinary shares covered by an Award until ordinary shares are actually issued in the name of such person (or if ordinary shares will be held in street name, to a broker who will hold such ordinary shares on behalf of such person).

SECTION 6. Options.

(a) Option Agreement. The Board may, in its sole discretion, grant Options. Each agreement evidencing an Award of Options shall contain the following information, which shall be determined by the Board, in its sole discretion:

(i) ISO/Nonstatutory Option. Each agreement shall designate an Option as either an ISO or a Nonstatutory Option (provided that an Option shall be a Nonstatutory Option unless the applicable award agreement specifically designates such Option as an ISO).

(ii) Exercisability. Each agreement shall specify the dates and events when all or any installment of the Option becomes exercisable.

(iii) Term. Each agreement shall state the term of each Option (including the circumstances under which such Option will expire prior to the stated term thereof), which shall not exceed ten years from the date of grant or (in respect of an ISO) such shorter term as may be required by Section 6(b)(iii) below for Ten Percent ordinary shareholders.

(b) Special ISO Rules. The following rules apply to ISO grants in addition to any other rule that may apply under this Plan:

(i) ISO Participants. ISOs may only be granted to employees of the Company or a Subsidiary thereof.

(ii) Exercise Price. The exercise price of an ISO shall not be less than 100% of the Fair Market Value of a ordinary share on the date of grant or such higher price as may be required by Section 6(b)(iii) below for Ten Percent ordinary shareholders.

(iii) Ten Percent ordinary shareholders. An individual who owns more than ten percent of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries (a “Ten Percent ordinary shareholder”) shall not be eligible for designation as a participant under an ISO unless (A) the exercise price is at least 110% of the Fair Market Value of a ordinary share on the date of grant and (B) the ISO is not exercisable after the expiration of five years from the date of grant. In determining stock ownership for purposes hereof, the attribution rules of Section 424(d) of the Code shall apply.

(iv) Dollar Limitation. The aggregate Fair Market Value of ordinary shares (determined as of the respective date or dates of grant) for which one or more Options granted to any participant under the Plan (or any other option plan of the Company or any Subsidiary thereof) may for the first time become exercisable as ISOs during any one calendar year shall not exceed the sum of $100,000. To the extent a participant holds two or more Options which become exercisable for the first time in the same calendar year, such Options shall qualify as ISOs on the basis of the order in which such Options were granted.

(v) Failure to Qualify. If all or a portion of an Award granted as an ISO fails (or later ceases to) qualify as an ISO, such Option or portion thereof shall be treated as a Nonstatutory Option.

SECTION 7. Share Appreciation Rights.

(a) Generally. The Board may, in its sole discretion, grant “Share Appreciation Rights”, including a concurrent grant of Share Appreciation Rights in tandem with any Option. A Share Appreciation Right means a right to receive a payment in cash, ordinary shares or a combination thereof in an amount equal to the excess of (i) the Fair Market Value, or other specified valuation, of a number of ordinary shares on the date the right is exercised over (ii) the Fair Market Value, or other specified valuation, of such ordinary shares on the date the right is granted. If a Share Appreciation Right is granted in tandem with or in substitution for an Option, the designated Fair Market Value in the Award agreement shall reflect the Fair Market Value of the ordinary shares underlying the Awards on the date the Option is granted.

(b) Share Appreciation Rights Award Agreement. Each agreement evidencing an Award of Share Appreciation Rights shall contain the following information, which shall be determined by the Board, in its sole discretion:

(i) Base Value. Each agreement shall specify the base value of the ordinary shares above which a participant shall be entitled to share in the appreciation in the value of such ordinary shares.

(ii) Exercisability. Each agreement shall specify the dates and events when all or any installment of the Share Appreciation Rights becomes exercisable.

(iii) Term. Each agreement shall state the term of each Share Appreciation Right (including the circumstances under which such Share Appreciation Right will expire prior to the stated term thereof), which shall not exceed ten years from the date of grant.

SECTION 8. Share Awards.

(a) Generally. The Board may, in its sole discretion, make “Share Awards” by granting or selling ordinary shares under the Plan. Each Share Award agreement shall set forth the applicable dates and/or events on which all or any portion of the Share Awards shall be vested and non-forfeitable. Payment in ordinary shares of all or a portion of any bonus under any other arrangement may be treated by the Board as an Award of ordinary shares under the Plan.

(b) No Purchase Price Necessary. In lieu of a purchase price, and except as required by applicable law, a Share Award may be made in consideration of services previously rendered by a participant to the Company or its Subsidiaries thereof.

SECTION 9. Share Units.

(a) Generally. The Board may, in its sole discretion, grant “Share Units”, which in each case shall be a notional account representing ordinary shares. Each Share Unit agreement shall set forth the applicable dates and/or events on or after which all or any portion of the Share Unit Award may be settled.

(b) Settlement of Share Units. Share Units shall be settled in ordinary shares unless the agreement evidencing the Award expressly provides for settlement of all or a portion of the Share Units in cash equal to the value of the ordinary shares that would otherwise be distributed in settlement of such units. Ordinary shares distributed to settle a Share Unit may be issued with or without payment or consideration therefor, except as may be required by applicable law or the Board in its sole discretion as set forth in the agreement evidencing the Award. The Board may, in its sole discretion, establish a program to permit participants to defer payments and distributions made in respect of Share Units.

SECTION 10. Performance Awards.

(a) The Board may, in its sole discretion, grant any Awards under the Plan pursuant to terms which condition the Award recipient’s right to receive the Award, exercise the Award or have the Award settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it deems appropriate in establishing any performance conditions.

(b) Any such Awards may, in the discretion of the Board, be subject to such conditions as the Board deems necessary or appropriate to ensure that such Award satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, or any successor provision thereto. For these purposes, one or more of the following criteria relating to the Company or a designated business segment, business unit, division, business line or other sub-category of the Company or its businesses may be used by the Board in establishing performance goals for such Awards: (i) revenues, (ii) expenses, (iii) gross profit, (iv) operating income, (v) net income, (vi) earnings per share, (vii) cash flow, (viii) capital expenditures, (ix) working capital, (x) economic value added, (xi) stock price per share, (xii) market value, (xiii) enterprise value, (xiv) book value, (xv) return on equity, (xvi) return on book value, (xvii) return on invested capital, (xviii) return on asset, (xix) capital structure, (xx) return on investment, (xxi) utilization, (xxii) cash net income, (xxiii) adjusted cash net income, (xxiv) EBITDA and (xxv) adjusted EBITDA. The performance goals relating to such criteria may be expressed as absolute measures or measures relative to stated references, including, without limitation, the achievements of one or more other businesses or indices.

(c) The Board will have the authority to adjust performance goals for any performance period as equitably necessary, without enlarging or diminishing the participants’ rights, in recognition of (i) extraordinary or nonrecurring events experienced by the Company during the performance period, (ii) changes in applicable accounting rules or principles or changes in the Company’s methods of accounting during the performance period or (iii) other corporate transactions or events affecting Awards, including, without limitation, the occurrence of a dividend or other distribution (other than an ordinary dividend), whether in the form of cash, securities or other property, recapitalization, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company; provided that such adjustment is appropriate to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan.

SECTION 11. Dividend Equivalent Rights.

(a) Generally. The Board may, in its sole discretion, grant Dividend Equivalent Rights with respect to any Award.

(b) Settlement of Dividend Equivalent Rights. Dividend Equivalent Rights may be settled in cash, ordinary shares, or other securities or property, all as provided in the Award agreement. The Board may, in its sole discretion, grant share units, which in each case shall be a notional account representing ordinary shares. The Board may, in its sole discretion, establish a program to permit participants to defer payments and distributions made in respect of Dividend Equivalent Rights.

SECTION 12. Payment for ordinary shares.

(a) General Rule. The purchase price of ordinary shares issued under the Plan shall be payable in cash or personal check at the time when such ordinary shares are purchased, except as otherwise provided in this Section 12.

(b) Surrender of ordinary shares. At the sole discretion of the Board, all or any part of the purchase price and any applicable withholding requirements may be paid by surrendering, or attesting to the ownership of, ordinary shares that are already owned by the participant. Such ordinary shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Award is exercised. The participant shall not surrender, or attest to the ownership of, ordinary shares in payment of any portion of the purchase price (or withholding) if such action would cause the Company or any Subsidiary thereof to recognize a compensation expense (or additional compensation expense) with respect to the applicable Award for financial reporting purposes, unless the Board consents thereto.

(c) Services Rendered. At the sole discretion of the Board, and except as required by applicable law, ordinary shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary thereof prior to or after the Award.

(d) Net Exercise. At the sole discretion of the Board on or after an Initial Public Offering, payment of all or any portion of the purchase price under any Award under the Plan and any applicable withholding requirements may be made by reducing the number of ordinary shares otherwise deliverable pursuant to the Award by the number of such ordinary shares having a Fair Market Value equal to the purchase price.

(e) Exercise/Sale. At the sole discretion of the Board and subject to applicable law, on or after an Initial Public Offering, payment may be made in whole or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction (i) to a securities broker approved by the Company to sell ordinary shares and to deliver all or part of the sales proceeds to the Company, or (ii) to pledge ordinary shares to a securities broker or lender approved by the Company as security for a loan, and to deliver all or part of the loan proceeds to the Company, in each case in payment of all or part of the purchase price and any withholding requirements.

(f) Discretion of Board. Should the Board exercise its sole discretion to permit the participant to pay the purchase price under an Award in whole or in part in accordance with Section 12 (b) through (e) above, it shall not be bound to permit such alternative method of payment for the remainder of any such Award or with respect to any other Award or participant under the Plan.

SECTION 13. Termination of Service.

(a) Termination of Service. If a participant’s Service terminates for any reason, the Award shall be subject to the rights of repurchase, and the other provisions, set forth in the written agreement with the participant governing such Award.

(b) Leave of Absence. For purposes of this Section 13, unless otherwise required by applicable law, Service shall be deemed to continue while a participant is on a bona fide leave of absence, if such leave is approved by the Company in writing or if continued crediting of service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Board).

SECTION 14. Adjustment of ordinary shares.

(a) General. If there shall be a Recapitalization, an adjustment shall be made to each outstanding Award such that each such Award shall thereafter be exercisable or payable, as the case may be, in such securities, cash and/or other property as would have been received in respect of ordinary shares subject to, or referenced by, such Award had such Award been exercised and/or settled in full immediately prior to such Recapitalization and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any Recapitalization, the Board will adjust, in a manner it deems fair and equitable, the number of ordinary shares that may be issued under the Plan, the number of ordinary shares that may be issued to any Person in any calendar year, the number of ordinary shares subject to outstanding Awards, and the purchase price applicable to outstanding Awards to prevent dilution or enlargement of participants’ rights under the Plan and outstanding Awards. Should the vesting of any Award be conditioned upon the Company’s attainment of performance conditions, the Board may, in a fair and equitable manner, make such adjustments to the terms and conditions of such Awards and the criteria therein to recognize unusual and nonrecurring events affecting the Company or in response to changes in applicable laws, regulations or accounting principles. Notwithstanding the foregoing, the Board shall not without a participant’s consent make any adjustment to an ISO or an Award that is subject to Section 409A of the Code that does not comply with the rules of Section 424(a) of the Code or Section 409A of the Code, respectively, or would otherwise cause the ISO to fail to qualify as an ISO for purposes of Section 422 of the Code.

(b) Mergers and Consolidations. In the event that the Company is a party to a merger or consolidation, outstanding Awards shall be subject to the agreement of merger or consolidation. Subject to the terms of the applicable Award agreement, the agreement with respect to such merger or consolidation, without the participants’ consent, may provide for:

(i) The continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving entity) or by the surviving entity or its direct or indirect parent;

(ii) The substitution by the surviving entity or its direct or indirect parent of share awards with substantially the same terms and economic value for such outstanding Awards;

(iii) The acceleration of the vesting of or right to exercise or receive settlement with respect to such outstanding Awards immediately prior to or as of the date of the merger or consolidation, and the expiration of such outstanding Awards to the extent not timely exercised or purchased by the date of the merger or consolidation or other date thereafter designated by the Board, after reasonable advance written notice thereof to the holder of each such Award; or

(iv) The cancellation of all or any portion of such outstanding Awards; provided that, with respect to “in-the-money” Awards, such cancellation must be made in exchange for a cash payment of the excess of the fair market value of the ordinary shares subject to such outstanding Awards or portion thereof being canceled over the purchase price, if any, with respect to such Awards or portion thereof being canceled.

SECTION 15. Securities Law Requirements.

(a) Ordinary shares Not Registered. Ordinary shares shall not be issued under the Plan unless the issuance and delivery of such ordinary shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, state or foreign securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any ordinary shares under the Plan, and accordingly any certificates for ordinary shares may have an appropriate legend or statement of applicable restrictions endorsed thereon. Each participant and any person deriving its rights from any participant shall, as a condition to the purchase or issuance of any ordinary shares under the Plan, deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may deem necessary or appropriate to ensure that the issuance of ordinary shares is not required to be registered under any applicable securities laws.

(b) California Participants. Prior to an Initial Public Offering, if an Award shall be made to a participant based in California, then such Award shall meet the additional requirements set forth in Appendix I.

(c) United Kingdom Participants: At any time, if an Award shall be made to a participant based in the United Kingdom, such Award shall be subject to the additional terms and conditions set forth in Appendix II.

SECTION 16. General Terms.

(a) Nontransferability of Awards. No Award may be transferred, assigned, pledged or hypothecated by any participant except in compliance with the terms of the agreement governing such Award. The exercisability of an Option or other right to acquire ordinary shares under the Plan by someone other than the participant shall be governed by the agreement pursuant to which such Option was granted.

(b) Restrictions on Transfer of ordinary shares. Any ordinary shares issued under the Plan shall be subject to such vesting and special forfeiture conditions, repurchase rights, rights of first offer and other transfer restrictions as the Board may determine. Such restrictions shall be set forth in the applicable Award agreement and shall apply in addition to any restrictions that may apply to holders of ordinary shares generally.

(c) Withholding Requirements. As a condition to the receipt or purchase of ordinary shares pursuant to an Award, a participant shall make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding obligations that may arise in connection with such receipt or purchase. The participant shall also make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding obligations that may arise in connection with the disposition of ordinary shares acquired pursuant to an Award.

(d) No Retention Rights. Nothing in the Plan or in any Award granted under the Plan shall confer upon a participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary thereof employing or retaining the participant) or of the participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(e) Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, nor a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the rights of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

SECTION 17. Duration and Amendments.

(a) Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to (i) the approval of the holders of a majority of the ordinary shares and (ii) any other shareholder approval required pursuant to the Sponsor Shareholders Agreement to the extent then in effect. If the requisite shareholder approvals set forth in the immediately preceding sentence to approve the Plan are not obtained within 12 months of its adoption by the Board, any Awards that have already been made shall be rescinded, and no additional Awards shall be made thereafter under the Plan. The Plan shall terminate automatically on the day preceding the tenth anniversary of its adoption by the Board unless earlier terminated pursuant to Section 17(b) below.

(b) Right to Amend or Terminate the Plan. The Board may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that any amendment of the Plan (except as provided in Section 14) which increases the maximum number of ordinary shares available for issuance under the Plan in the aggregate, changes the legal entity authorized to make Awards under this Plan from the Company (or its successor) to any other legal entity or which materially changes the class of persons who are eligible for the grant of ISOs, shall be subject to: (i) the approval of the holders of a majority of the ordinary shares and (ii) any other shareholder approval required pursuant to the

Sponsor Shareholders Agreement to the extent then in effect. Except as may be required by the Sponsor Shareholders Agreement to the extent then in effect or as the Board may deem necessary or desirable in order to comply with any applicable law or regulations, approval of the holders of the ordinary shares shall not be required for any other amendment of the Plan.

(c) Effect of Amendment or Termination. Any amendment of the Plan shall not adversely affect in any respect any participant’s rights under any Award previously made or granted under the Plan without the participant’s consent unless determined to be required in order to comply with applicable law or regulations. No ordinary shares shall be issued or sold under the Plan after the termination thereof, except pursuant to an Award granted prior to such termination. The termination of the Plan shall not affect any Awards outstanding on the termination date.

(d) Modification, Extension and Assumption of Awards. Within the limitations of the Plan and applicable law or regulations, the Board may modify, extend or assume outstanding Awards or may provide for the cancellation of outstanding Awards in return for the grant of new Awards for the same or a different number of ordinary shares and at the same or a different price. The foregoing notwithstanding, no modification of an Award shall, without the consent of the participant, impair the participant’s rights or increase the participant’s obligations under such Award or impair the economic value of any such Award unless determined to be required in order to comply with applicable law or regulations.

SECTION 18. Definitions.

(a) “Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, controls such first Person or is controlled by said Person or is under common control with said Person, where “control” means the power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership of voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise.

(b) “Award” shall mean the grant of an Option, Share Appreciation Right, Share Award, Share Unit, Performance Award or Dividend Equivalent Right under the Plan.

(c) “Board” shall mean the Board of Directors of the Company, as constituted from time to time, or if such Board of Directors has appointed a committee to administer the Plan that is composed of two or more directors, each of whom is both an “outside director” (within the meaning of Section 162(m) of the Code) and a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act), such committee.

(d) “Change in Control” shall mean the occurrence of:

(i) any Person other than the Company, its Affiliates, an employee benefit plan or trust maintained by the Company or its affiliates, or the “Sponsors” (as defined in the Management Shareholders Agreement) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below);

(ii) at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such twelve-month period was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such twelve-month period; or

(iii) the consummation of (A) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of assets of the Company having a total gross fair market value equal to more than 50% of the total gross fair market value of all assets of the Company immediately prior to such transaction or transactions.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(f) “Company” shall mean Warner Chilcott plc, an Irish Company, or any successor or parent thereto as designated by the Board.

(g) “Covered Employee” shall mean a person whose compensation from the Company is, or is deemed likely by the Board to be, subject to the limitation on deductibility set forth in Code Section 162(m) of the Code.

(h) “Dividend Equivalent Right” shall mean an Award that entitles the holder to receive for each eligible ordinary share that is subject to (or referenced by) such Award an amount equal to the dividends paid on one ordinary share at such time as dividends are otherwise paid to shareholders of the Company holding ordinary shares or, if later, when the Award becomes vested.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(j) “Fair Market Value” shall mean the closing price of a ordinary shares as reported on the composite tape of the Nasdaq Global Market or any reporting system selected by the Board on the relevant dates or, if no sale of ordinary shares is reported for that date, on the date or dates that the Board determines, in its sole discretion, to be appropriate for purposes of the valuation.

(k) “Initial Public Offering” shall mean the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act).

(l) “ISO” shall mean an “incentive stock option” described in Section 422(b) of the Code.

(m) “Management Shareholders Agreement” shall mean that certain Management Shareholders Agreement by and among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and the other parties thereto (as the same shall be amended, supplemented or modified from time to time) to the extent then in force.

(n) “Nonstatutory Option” shall mean a “stock option” not described in Sections 422(b) of the Code.

(o) “ordinary share” shall mean one ordinary share of the Company, par value $.01 or, in the case of Awards by any successor or parent to Warner Chilcott plc, an ordinary or common share of such parent or successor.

(p) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase ordinary shares.

(q) “Performance Award” shall mean an Award granted under Section 10.

(r) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(s) “Plan” shall mean this Warner Chilcott Equity Incentive Plan, as amended from time to time.

(t) “Public Offering” shall mean an underwritten public offering of ordinary shares pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

(u) “Recapitalization” shall mean an event or series of events affecting the capital structure of the Company including, but not limited to, a share split, reverse share split, share dividend (subject to the exclusion below), spin-off, recapitalization, combination or reclassification of the Company’s securities, but shall exclude any share dividend to the extent the treatment of a stock dividend is covered in the agreement governing the Award.

(v) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w) “Service” shall mean service as an employee, director or consultant of the Company or any Subsidiary thereof.

(x) “Sponsor Shareholders Agreement” means that certain Shareholders Agreement dated as of January 18, 2005, by and among Warner Chilcott Holdings Company, Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited, Bain Capital Integral Investors II, L.P., DLJMB Overseas Partners III, C.V., J.P. Morgan Partners (BHCA), L.P., Thomas H. Lee (Alternative) Fund V; L.P. and the other parties thereto (as such agreement may be amended, modified or supplemented from time to time) to the extent then in effect.

(y) “Share Appreciation Right” shall have the meaning described in Section 7(a).

(z) “Share Award” shall have the meaning described in Section 8(a).

(aa) “Share Unit” shall have the meaning described in Section 9(a).

(bb) “Subsidiary” shall mean, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least 50% of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

SECTION 19. Choice of Law.

All issues concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to the conflicts of laws rules of such state. Any legal action or proceeding with respect to the Plan shall be brought in the courts of the United States for the Southern District of New York.

APPENDIX I

CALIFORNIA SECURITIES LAW REQUIREMENTS.

The terms of this Appendix I apply only to Awards made prior to an Initial Public Offering that would be subject to Section 25110 of the California Corporations Code or any successor law but for the exemption contained in Section 25102(o) of the California Corporation Code (or any successor law). For purposes of determining the applicability of the California securities law requirements contained in this Appendix, all Awards shall be deemed made in the State in which the participant is principally employed by the Company or any Subsidiary thereof (as determined by the employer’s records) on the date of grant or issuance of the Award. Except as modified by the provisions of this Appendix I, all the other relevant provisions of the Plan shall be applicable to such Awards.

(i) Number of Securities. At no time shall the total number of securities issuable upon exercise of all outstanding Options and the total number of ordinary shares provided for under this or any share bonus or similar plan or agreement of the Company exceed the applicable percentage calculated in accordance with Title 10 California Code of Regulations, Chapter 3, Subchapter 2, Article 4, Subarticle 4, Section 260.140.45.

(ii) Exercise Price. The exercise price of an Option shall not be less than 85% of the Fair Market Value on the date of grant (110% of the Fair Market Value on the date of grant for an Option granted to Ten Percent ordinary shareholders).

(iii) Purchase Price. The purchase price of an Award of ordinary shares shall not be less than 85% of the Fair Market Value on the date of issuance (100% of the Fair Market Value on the date of issuance for an Award granted to Ten Percent ordinary shareholders).

(iv) Vesting and Exercisability. Except in the case of an Option granted to a consultant, officer of the Company (or any Subsidiary thereof), or any member of the Board, each Option shall become exercisable and vested with respect to at least 20% of the total number of ordinary shares subject to such Option each year, beginning no later than one year after the date of grant.

(v) Repurchase Rights. Except in the case of an Award granted or issued to a consultant, officer of the Company (or any Subsidiary thereof), or any member of the Board, any rights of the Company to repurchase ordinary shares acquired under the Plan applicable to a participant whose Service terminates:

(A) Shall be exercised by the Company (if at all) within 90 days after the date the participant’s Service terminates (or for ordinary shares upon the exercise of an Award after Service terminates, within 90 days after the date of such exercise) and shall terminate on the date of an Initial Public Offering, and

APPENDIX I - 1

(B) Shall lapse at the rate of at least 20% of the ordinary shares subject to such Award per year (regardless of the portion of the Award exercised or exercisable), with the initial lapse to occur no later than one year after the date of grant, to the extent the repurchase right permits repurchase at less than Fair Market Value. Any repurchase right shall not be exercisable for less than the original purchase price paid by a participant.

(vi) Limited Transferability Rights.

(A) A Nonstatutory Option or other right to acquire ordinary shares (other than an ISO) may, to the extent permitted by the Board, be assigned in whole or in part during the participant’s lifetime (1) as a gift to one or more members of the participant’s immediate family or (2) by instrument to an inter vivos or testamentary trust in which such Award is to be passed to beneficiaries upon the death of the trustor (settlor). The terms applicable to the assigned portion shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board may deem appropriate.

(B) Except as provided in Subsection (A) above, an Award may not be assigned or transferred other than by will or by the laws of descent and distribution following the participant’s death.

(vii) Financial Reports. The Company shall deliver a financial statement at least annually to each participant holding Awards or ordinary shares issued under the Plan, unless such participant is a key employee whose duties in connection with the Company assure such individual access to equivalent information.

APPENDIX I - 2

APPENDIX II

UNITED KINGDOM LAW REQUIREMENTS.

Any participant in the Plan who is based in the United Kingdom shall participate in the Plan on the following additional terms and conditions:

1.	It shall be a condition of issue of any ordinary shares that the participant must, if required by the Company, enter into an election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of any or all ordinary shares acquired by the participant under the Plan.

2.	In a case where the Company or an Affiliate or Subsidiary or any other person (the “Relevant Person”) is obliged to (or would suffer a disadvantage if they were not to) account for any tax (in any jurisdiction) by virtue of the receipt of any benefit under the Plan (whether in cash or ordinary shares) or for any social security contributions payable or assessable (which, unless the Board determines otherwise when the Award is made, shall not include secondary/employer’s National Insurance contributions in the UK) (together, the “Tax Liability”), the participant (or his personal representatives) must either:

(a)	make a payment to the Relevant Person of an amount equal to the Tax Liability; or

(b)	enter into arrangements acceptable to the Relevant Person to secure that such a payment is made (whether by authorizing the sale of some or all of the ordinary shares on his behalf and the payment to the Relevant Person of the relevant amount out of the proceeds of sale or otherwise), and in this regard the participant (or his personal representatives) shall do all such things and execute such documents as the Relevant Person may reasonably require in connection with the satisfaction of the Tax Liability.

3.	An individual who participates in the Plan shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with the Company or any Subsidiary or Affiliate for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation. An individual who is eligible to participate in the Plan shall have no right to participate in the Plan.

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4.	Benefits under the Plan shall not form part of a Participant’s remuneration for any purpose and shall not be pensionable.

5.	By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary or Affiliate, any trustee, registrars, brokers, other third party administrator or any person who obtains control of the Company (pursuant to a Change in Control) or acquires the company, undertaking or part-undertaking which employs the Participant, whether within or outside of the European Economic Area.

APPENDIX II - 2

APPENDIX III

UNITED KINGDOM TAX APPROVED OPTIONS

An Option granted under the Plan which is stated to be granted as a “UK Approved Option” shall be granted on the terms of the Plan as amended by the provisions of, and on the additional terms and conditions of, this Appendix III.

1. Definitions

In this Appendix III:

“Appropriate Limit” means the limit set out in Paragraph 6 of Schedule 4 to ITEPA;

“Appropriate Period” means the relevant period of time as set out in Paragraph 26(3) of Schedule 4 to ITEPA;

“Associated Company” means an associated company of the Company within the meaning that the expression bears in Paragraph 35 of Schedule 4 of ITEPA;

“Close Company” means a close company as defined in Paragraph 37 of Schedule 4 to ITEPA;

“Control” has the meaning given by Section 840 of the Taxes Act;

“Eligible Employee” means any individual who:

(A)	is a director (who is required to work at least 25 hours per week exclusive of meal breaks) or any employee of a Participating Company; and

(B)	does not have, as at the date on which the Option is granted, and has not had within the preceding 12 months, a Material Interest in a Close Company which is:

(1)	the Company; or

(2)	a company which has Control of the Company or is a Member of a Consortium which owns the Company;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Market Value” means, in relation to a ordinary share on any day, its market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Shares Valuation at HM Revenue and Customs;

APPENDIX III - 1

“Material Interest” has the meaning given by Paragraph 10 of Schedule 4 to ITEPA;

“Member of a Consortium” has the meaning given by Paragraph 36(2) of Schedule 4 to ITEPA;

“Original Market Value” means, in relation to any ordinary share to be taken into account for the purposes of the limits in Rule 2.6, its Market Value as determined for the purposes of the grant of the relevant Option;

“Participating Company” means:

(A)	the Company; and

(B)	any other company which is under the Control of the Company and is for the time being designated by the Board as a Participating Company; and

“Taxes Act” means the Income and Corporation Taxes Act 1988.

2. Provisions applying at Grant

2.1 Options may only be granted under this Appendix III to Eligible Employees.

2.2 Options may only be granted under this Appendix III at such time or times as the ordinary shares over which Options are to be granted satisfy the conditions specified in Paragraphs 16 to 20 of Schedule 4 to ITEPA. To the extent these conditions are not met at the date the holder of the Option wishes to exercise an Option (whether in whole or in part) the Option shall be deemed to have been granted solely under the Plan and not in accordance with this Appendix III.

2.3 The exercise price of an Option shall not be less than the Market Value of a ordinary share on the date on which the Option is granted, but shall be subject only to any adjustment pursuant to Rule 5.1;

2.4 Options may be granted subject to such objective conditions of exercise as the Board may determine.

2.5 Any condition in respect of an Option granted under Part A may only be altered if events happen which mean that the Board considers that the original condition is no longer appropriate and that an altered condition reflects a more fair and reasonable measure. Such an alteration may only be effected to the extent that the Board reasonably considers that it will subsequently be no more difficult for the holder of the Option to satisfy the condition as so altered than it was for him to achieve the condition in its original form at the date on which the Option was granted. Any such alteration to an Option must be agreed in advance with HM Revenue and Customs.

APPENDIX III - 2

2.6 Any Option granted to an Eligible Employee shall be limited to take effect so that, immediately following such grant, the aggregate of the Original Market Value of all ordinary shares over which he has been granted option rights which are subsisting under:

(a) this Appendix III; and

(b) any other share option scheme approved under Schedule 4 to ITEPA which has been adopted by the Company or an Associated Company,

shall not exceed or further exceed the Appropriate Limit.

2.7 The agreement entered into pursuant to Section 6(a) of the Plan shall, in addition to the provisions set out in Section 6(a), specify:

(a) the date on which the Option was granted;

(b) that the Option has been granted in accordance with this Appendix III; and

(c) the full terms of any conditions of exercise which the Board has determined shall apply to the Option.

2.8 The agreement entered into pursuant to Section 6(a) of the Plan shall be executed by the Company in such other manner as to take effect in law as a deed.

2.9 Options may only be granted under this Appendix III following approval of this Appendix III by HM Revenue and Customs under Schedule 4 to ITEPA.

3. Provisions applying at Exercise

3.1 An Option may not be exercised by the holder of the Option if he has, or has had at any time within the 12 month period preceding the date of exercise, a Material Interest in the issued ordinary share capital of a Close Company which is the Company or a company which has Control of the Company or is a Member of a Consortium which owns the Company.

3.2 Options may be transferred upon a participant’s death to his personal representative(s). Where an Option may be exercised by the personal representatives of a deceased Participant, exercise shall be permitted for no longer than 1 year following the date of his death.

3.3 For the purposes of section 524 and paragraph 35A of Schedule 4 to ITEPA the specified retirement age shall be 55.

APPENDIX III - 3

3.4 Ordinary shares to be issued pursuant to the exercise of an Option shall be issued within 28 days following the effective date of exercise of the Option.

3.5 The Board shall procure the transfer of any ordinary shares to be transferred pursuant to the exercise of an Option within 28 days following the effective date of exercise of the Option.

3.6 Ordinary shares issued pursuant to the exercise of an Option will rank pari passu in all respects with the ordinary shares then in issue at the date of such issue, except that they will not rank for any rights attaching to ordinary shares by reference to a record date preceding the date of issue.

3.7 Ordinary shares to be transferred pursuant to the exercise of an Option will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, except they will not rank for any rights attaching to ordinary shares by reference to a record date preceding the date of transfer.

3.8 If and so long as the ordinary shares are admitted to trading on any stock exchange, stock market or other recognized exchange (the “Relevant Exchange”), the Company shall apply for any ordinary shares issued pursuant to the exercise of an Option to be admitted to trading on the Relevant Exchange, as soon as practicable after the issue thereof.

4. Option Exchange

4.1 If any company (the “Acquiring Company”):

(a) obtains Control of the Company as a result of making:

(i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii) a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired on the exercise of Options,

in either case ignoring any shares which are already owned by it or a member of the same group of companies;

(b) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under Part 26 Companies Act 2006 or under overseas legislation which HM Revenue and Customs accepts is equivalent to Part 26 Companies Act 2006; or

APPENDIX III - 4

(c) becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 or Articles 421 to 423 of the Companies (Northern Ireland) Order 1986,

any holder of an Option may at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option which has not lapsed (the “Old Option”) in consideration of the grant to him of an option (the “New Option”) which (for the purposes of Paragraph 27 of Schedule 4 to ITEPA) is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within Paragraph 16(b) or (c) of Schedule 4 to ITEPA).

4.2 The New Option shall not be regarded for the purposes of Rule 4.1 as equivalent to the Old Option unless the conditions set out in Paragraph 27(4) of Schedule 4 to ITEPA are satisfied, but so that the provisions of the Plan shall for this purpose be construed is if:

(a) the New Option were an option granted under the Plan at the same time as the Old Option; and

(b) except for the purposes of the definition of “Participating Company”, the reference to “Warner Chilcott plc” in the definition of “Company” were a reference to the different company mentioned in Rule 4.1.

5. Adjustments and Alterations

5.1 The number of ordinary shares over which an Option has been granted and the exercise price thereof shall be adjusted in such manner as the Board shall determine following any capitalization issue (other than a scrip dividend), rights issue, subdivision, consolidation, reduction or other variation of share capital of the Company to the intent that (as nearly as may be without involving fractions of a ordinary share or an aggregate exercise price calculated, and rounded up, to more than two decimal places) the aggregate exercise price payable in respect of an Option shall remain unchanged, provided that no adjustment made pursuant to this Rule 5.1 shall be made without the prior approval of HM Revenue and Customs (so long as this Appendix III is approved by HM Revenue and Customs under Schedule 4 to ITEPA).

5.2 Where an Option subsists over both issued and unissued ordinary shares, an adjustment permitted by Rule 5.1 may only be made if any reduction of the exercise price of both issued and unissued ordinary shares can be made to the same extent.

5.3 Any alternation or addition to a key feature of this Appendix III (or any Option granted under this Appendix III), at a time when it is approved by HM Revenue and Customs under Schedule 4 to ITEPA, shall not have effect until is has been approved by HM Revenue and Customs.

APPENDIX III - 5

6. Terms of the Plan

The following provisions of the Plan shall not apply to Options granted in accordance with this Appendix III:

Sections 12(b), (c) and (d);

Section 12(e)(i), unless the documentation in relation to such provisions has previously been approved by HM Revenue and Customs;

Section 14(a);

the words “or by the surviving entity or its direct or indirect parent” in Section 14(b)(i);

Section 14(b)(ii);

Section 14(b)(iv); and

Section 16(b).

FIRST AMENDMENT

TO THE

WARNER CHILCOTT EQUITY INCENTIVE PLAN

WHEREAS, Section 5(b)(iii) of the Warner Chilcott Equity Incentive Plan (the “Plan”) provides that upon a change in control of Warner Chilcott plc, or any successor or parent thereto as designated by the board of directors (the “Company”), any unvested awards granted under the Plan which are subject to a time-based vesting schedule shall become fully vested and non-forfeitable;

WHEREAS, the board of directors of the Company, upon the recommendation of the Compensation Committee, has determined that it is in the best interests of the Company to provide that all awards granted under the Plan on or after June 30, 2010, to employees of the Company or its subsidiaries, shall not automatically vest upon the change in control, but shall instead vest in the event of an involuntary termination of the employment of the award recipient without cause or a voluntary termination of the employment of the award recipient for good reason within one year after the change in control; and

WHEREAS, pursuant to Section 17(b) of the Plan, the board of directors may amend the Plan at any time for any reason.

NOW THEREFORE, Section 5(b) of the Plan is amended by deleting clause (iii) in its entirety and replacing it with the following:

“(iii) Vesting. Each Award agreement shall specify the dates and events on which all or any installment of the Award shall be vested and non-forfeitable. Notwithstanding the foregoing, unless explicitly provided otherwise under the binding terms of the Award agreement, in the event that a participant’s employment is terminated by the Company or its successor without Cause or by the participant for Good Reason (as such terms are defined in the Award agreement), in either case within one year after a Change in Control, such participant’s then outstanding unvested Awards shall vest and be non-forfeitable. Nothing in this Section 5(b)(iii) shall limit the application of the provisions of Section 14.”